Exhibit 99.1

MagnaChip Semiconductor Reports

Second Quarter Results

New York, August 1, 2005 – MagnaChip Semiconductor today announced results for the second quarter ended July 3, 2005.

Revenue for the three months ended July 3, 2005 increased 10.6% to $236.0 million, compared to $213.4 million in the first quarter of 2005.

Gross margin on a U.S. GAAP basis was $60.4 million or 25.6% of revenue for the quarter ended July 3, 2005, compared to 12.2% for the quarter ended April 3, 2005. Gross margin for the second quarter of 2005 was 25.6%, compared to 14.3% in the first quarter of 2005, an increase of 1,130 basis points, on an adjusted basis, due to increased utilization, higher yields, and the positive impacts of cost containment programs.

Operating expenses were $68.7 million in the second quarter or 29.1% of revenue, an increase of $14.2 million or 25.9% from the first quarter primarily due an asset impairment charge and increased amortization of intangible assets related to the acquisition of IC Media. On a U.S. GAAP basis, the operating loss for the quarter was $8.3 million, a $20.3 million or 70.9% improvement from $28.6 million loss in the first quarter. Adjusted for the special charge of $8.7 million of restructuring and impairment charges and $2.6 million of the amortization of intangible assets associated with acquisition, operating income was $3.0 million or 1.3% of revenue.

Net interest expense was $14.0 million for the quarter.

Net loss for the three months ended July 3, 2005, on a US GAAP basis was $33.5 million, compared to a net loss of $31.3 million in the previous quarter. Adjusted for the special non-cash charges, net loss was $22.2 million for the second quarter of 2005.

Youm Huh, President and CEO of MagnaChip Semiconductor, commented, “We are encouraged by our second quarter results. Our improvement in revenue and operations reflects a more favorable semiconductor environment and the results of our various operational initiatives. During the second quarter, we launched several new driver technologies with great potential. One example is the introduction of our new 162 channel 8-bit 1 chip driver for Low Temperature Poly Silicon (LTPS) panels. LTPS panels have shown remarkable growth in the small and medium-sized panel market in recent months with their ability to provide faster response time and support high-resolution picture quality. We also announced the launch of our newest microcontroller (MCU) line. These MCUs have the capacity range of 4K, 16K, 24K and 48K flash memory and will be ready for mass production in early July 2005.”

Robert Krakauer, Executive Vice President of Strategic Operations and CFO of MagnaChip Semiconductor, said, “We made significant progress this past quarter. Our gross margin improvement efforts are significantly ahead of where we expected. Improved utilization of our manufacturing facilities; reduction in material costs; better than expected yields, including hitting new highs for our mega-pixel image sensors; and improved labor productivity have all contributed to a dramatic recovery in gross margin during the quarter. In addition, we recently announced a move toward a product line oriented management structure that focuses on growth and accountability for product line profitability rather than the traditional functional management structure. We believe this structure will improve our financial performance as we continue to expand and support the world’s leading consumer electronics and communications companies. Finally, the United States Securities and Exchange Commission (“SEC”)

declared effective MagnaChip’s S-4 statement related to our December 23, 2004 sale of US$750 million of high yield notes in a private offering. This is a critical step toward establishing a liquid market for MagnaChip’s bonds.”

Dr. Huh, concluded, “While we remain optimistic about our progress and strong long-term growth prospects, we expect revenue growth will be only modest to flat in the third quarter due to the timing of our new product introductions ramping into volume. Importantly, we expect that the positioning of our products will continue to improve going forward with significant new launches coming to the market in the second half of the year. We expect MagnaChip will be well positioned for renewed growth as we leverage these new products in our target markets.”

Investor Conference Call / Webcast Details

MagnaChip will report full results for the second quarter 2005 on Monday, August 1, 2005 at 5:00 p.m. EDT (6:00 a.m., Tuesday, August 2 in South Korea). The conference call will be available at www.magnachip.com and by telephone at (201) 689-8359. A replay of the call will be available immediately following the call on Monday, August 1, 2005 through midnight EDT on Monday, August 8, 2005 (1:00 p.m., Tuesday, August 9 in South Korea) by telephone at (201) 612-7415 and via the web www.magnachip.com. The account number and confirmation identification for the replay are 3055 and 157445, respectively.

About MagnaChip Semiconductor

MagnaChip Semiconductor is a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers, which are complex, high performance, mixed signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. MagnaChip also provides wafer foundry services utilizing CMOS high voltage, embedded memory, analog and power process technologies for the manufacture of IC’s for customer-owned designs. MagnaChip has world-class manufacturing capabilities and an extensive portfolio of more than 13,400 registered and pending patents. As a result, MagnaChip is a valued partner in providing leading technology solutions to its customers worldwide. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements in this press release including statements regarding expected future financial and industry growth are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. In some cases, you can identify forward-looking statements by such terms as “believes,” “expects,” “anticipates,” “intends,” “estimated,” the negative of these terms, or other comparable terminology. Factors that could cause actual results to differ include general business and economic conditions and the state of the semiconductor industry; demand for end-use products by consumers and inventory levels of such products in the supply chain; changes in demand from significant customers; changes in customer order patterns; changes in product mix; capacity utilization; level of competition; pricing pressure and declines in average selling price; delays in new product introduction; continued success in technological innovations and delivery of products with the features customers demand; shortage in supply of materials or capacity requirements; availability of financing; exchange rate fluctuations; litigation and other risks as described in the Company’s Offering Memorandum dated December 16, 2004.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements.

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CONTACTS:

In Korea: Robert Krakauer, EVP Strategic Operations, CFO Tel: 82-2-3459-3682 rkrakauer@magnachip.com	In the U.S.: David Pasquale, EVP at The Ruth Group Tel: +646-536-7006 dpasquale@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Statements of Operations

(In thousands of U.S. Dollars, except share and per share data)

(Unaudited)

	Three Months Ended
	July 3, 2005	April 3, 2005
Revenue	$236,023	$213,390
Cost of revenue	175,619	187,438

Gross profit	60,404	25,952
Operating expenses:
Selling, general and administrative	35,136	28,479
Research and development	24,870	26,099
Restructuring and impairment charges	8,720	0

Operating (loss) income	(8,322)	(28,626)
Interest (expenses), net	(13,991)	(13,901)
Other non-operating (expenses), net	(12,795)	13,601

(Loss) income before income taxes	(35,108)	(28,926)
(Benefit from) Provision for income taxes	(1,624)	2,352

Net (loss) income	$(33,484)	$(31,278)

Net (loss) income per common units :
Basic	$(0.68)	$(0.64)
Diluted	$(0.68)	$(0.64)
Common units (in thousands) used in per common units calculation:
Basic	52,982	52,533
Diluted	52,982	52,533
Key Ratios & Information:
Gross Margin	25.6%	12.2%
Operating Expenses as a % of Revenue	29.1%	25.6%
Operating Margin	(3.5)%	(13.4)%
Depreciation & Amortization Expense	$51,480	$55,306
Capital Expenditures	$6,490	$12,980

MagnaChip Semiconductor

Reconciliation of US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss) to

Non-US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss )

(In thousands of U.S. Dollars)

(Unaudited)

Use of Non-US GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a US GAAP basis, MagnaChip Semiconductor uses a non-US GAAP conforming measure of gross profit, operating income (loss) and net income (loss), that are US GAAP gross profit, operating income (loss) and net income (loss) adjusted to exclude certain costs, expenses or gains, referred to as special items. Non-US GAAP adjusted gross profit, operating income (loss) and net income (loss) measure give an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-US GAAP adjusted measure of gross profit, operating income (loss) and net income (loss) are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for gross profit, operating income (loss) and net income (loss) prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended July 3, 2005			Three Months Ended April 3, 2005
	Gross Profit	Operating Income (loss)	Net Income (loss)	Gross Profit	Operating Income (loss)	Net Income (loss)
US GAAP Amounts	$60,404	$(8,322)	$(33,484)	$25,952	$(28,626)	$(31,278)
Special items
(1) Fair value uplift of inventory expense				4,475	4,475	4,475
(2) Order backlog amortization					2,969	2,969
(3) Restructuring and impairment charges		8,720	8,720
(4) IPR&D amortization		2,605	2,605

Total special items		11,325	11,325	4,475	7,444	7,444

Non - US GAAP Profit (Loss)	$60,404	$3,003	$(22,159)	$30,427	$(21,182)	$(23,834)

Adjusted Gross Margin			25.6%			14.3%
Adjusted Operating Expense - % of Revenue			24.3%			24.2%
Adjusted Operating Margin			1.3%			(9.9)%

Non-US GAAP adjusted condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special items excluded for the three months ended July 3, and April 3, are as follows:

(1)	Fair value uplift for inventories in purchase accounting, non-cash charge in the first quarter

(2)	Order back log capitalized in purchase accounting and amortized for 3 months

(3)	Restructuring and impairment charges include headcount reduction and asset impairment

(4)	IPR&D in purchase accounting and amortized immediately

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of U.S. Dollars)

(Unaudited)

	July 3, 2005	April 3, 2005
ASSETS
Current assets:
Cash and cash equivalents	$44,821	$35,690
Accounts receivable, net	105,748	92,432
Other current assets	21,930	25,665
Inventories, net	77,301	72,402

Total current assets	249,800	226,189
Property, plant and equipment, net	514,704	566,174
Goodwill and intangible assets	219,758	232,383
Other non-current assets	46,925	45,170

	$1,031,187	$1,069,916

LIABILITIES AND UNITHOLDERS’ EQUITY
Current liabilities:
Accounts and other payables	$92,237	$89,655
Other current liabilities	35,970	39,887

Total current liabilities	128,207	129,542
Long-term debts	750,000	750,000
Other non-current liabilities	62,207	64,399

Total liabilities	940,414	943,941

Redeemable convertible preferred units	101,407	98,929

Unitholders’ equity	(10,634)	27,046

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$1,031,187	$1,069,916